Exhibit E

Execution Version

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of August 17, 2020 (this “Limited Guarantee”), by the Persons listed on Schedule A hereto (each a “Guarantor”, and collectively, the “Guarantors”), in favor of Yintech Investment Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Guaranteed Party”).  Capitalized terms used but not defined in this Limited Guarantee shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

1.             GUARANTEE.

(a)           To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as may be revised, amended, restated and supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among the Guaranteed Party, Yinke Holdings Ltd, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”) and Yinke Merger Co. Ltd, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will be merged with and into the Guaranteed Party, with the Guaranteed Party continuing as the surviving company and a wholly-owned subsidiary of Parent, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, severally but not jointly, as a primary obligor and not merely as a surety, the due and punctual performance and discharge as and when due of the payment obligations of Parent with respect to the payment of the Parent Termination Fee pursuant to Section 9.02(c) of the Merger Agreement (the “Obligations”); provided that, notwithstanding anything to the contrary contained in this Limited Guarantee, this Limited Guarantee may be enforced for money damages only and in no event shall a Guarantor’s aggregate liability under this Limited Guarantee exceed such Guarantor’s respective percentage, as set forth opposite its name on Schedule A hereto, of an amount equal to US$15,000,000 (the “Maximum Amount”), it being understood that this Limited Guarantee may not be enforced against a Guarantor without giving effect to the Maximum Amount, and shall not be enforced with respect to any portion of the Obligations that have been paid by Parent or Merger Sub.  No Guarantor shall have any obligations or liability to any Person relating to, arising out of or in connection with this Limited Guarantee other than as expressly set forth herein.

(b)           Subject to the terms and conditions of this Limited Guarantee, if Parent fails to pay the Obligations when due, then all of the Guarantors’ liabilities to the Guaranteed Party hereunder in respect of the Obligations shall become immediately due and payable and the Guaranteed Party may, at the Guaranteed Party’s option and so long as Parent or Merger Sub remains in breach of the Obligations, take any and all actions available hereunder or under applicable Law to collect the Obligations from the Guarantors (subject to each Guarantor’s Maximum Amount).

(c)           Each Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fee and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder against such Guarantor, including without limitation in the event (i) such Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding, or (ii) such Guarantor fails or refuses to make any payments to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that such Guarantor is required to make such payment hereunder, which amounts will be in addition to the Obligations and shall not be subject to each Guarantor’s Maximum Amount.

2.             NATURE OF GUARANTEE.  Subject to the terms hereof, each Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment, or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub.  Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect any Guarantors’ obligations hereunder.  In the event that any payment from any Guarantor to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be, and is, returned to such Guarantor for any reason whatsoever, such Guarantor shall remain liable hereunder with respect to such Obligations (subject to such Guarantor’s Maximum Amount) as if such payment had not been made.  This is an unconditional guarantee of payment and performance not of collectability.  Each Guarantor reserves the right to assert as a defense to such payment by such Guarantor under the Limited Guarantee any rights, remedies and defenses that Parent or Merger Sub may have with respect to payment of any Obligations under the Merger Agreement, other than defenses arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived herein.  This Limited Guarantee is a primary and original obligation of each Guarantor and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against the Guarantors.

3.             CHANGES IN OBLIGATIONS; CERTAIN WAIVERS.

(a)           Each Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, extend the time of performance of any of the Obligations, and may also make any agreement with Parent, Merger Sub, or any other Person interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub, or such other Person without in any way impairing or affecting such Guarantor’s Obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee.  Each Guarantor further agrees that the Obligations of such Guarantor hereunder shall not be released,  discharged or impaired, in whole or in part, or otherwise affected by (i) the failure or delay of the

Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, any Guarantor or any other Person interested in the transactions contemplated by the Merger Agreement; (ii) any change in the corporate existence, structure or ownership of Parent, Merger Sub, or any other Person interested in the transactions contemplated by the Merger Agreement or any of their respective assets; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, or any of their respective assets; (iv) except as expressly provided herein, the existence of any claim, set-off or other right that such Guarantor may have at any time against Parent, Merger Sub, the Guaranteed Party, or any other Person whether in connection with the Obligations or otherwise; (v) any change in the manner, place or terms of payment or performance of, any change or extension of the time, of payment or performance of any of the Obligations, or any recession, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of or other consent to departure of or from the Merger Agreement or any other agreement or instrument (other than this Limited Guarantee) evidencing, securing or otherwise executed by Parent, Merger Sub, any Guarantor or any other Person in connection with any of the Obligations (in each case, except in the event of any amendment to the circumstances under which the Obligations are payable), any escrow arrangement or other security therefor, or any liability incurred directly or indirectly in respect thereof (in each case, except in the event of any amendment to the circumstances under which the Obligations are payable which results in the amendment of this Limited Guarantee); (vi) any addition, substitution, legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of such Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, a full discharge or release of Parent with respect to the Obligations under the Merger Agreement, or as a result of valid defenses to the payment of the Obligations that would be available to Parent under the Merger Agreement) of any Person now or hereafter liable with respect to any portion of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (vii) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations; (viii) any other act or omission that may in any manner or to any extent vary the risk of or to such Guarantor or otherwise operate as a discharge or release of such Guarantor as a matter of law or equity (other than a discharge or release of such Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, a full discharge or release of Parent with respect to the Obligations under the Merger Agreement, or as a result of valid defenses to the payment of the Obligations that would be available to Parent under the Merger Agreement); or (ix) the value, genuineness, validity, illegality or enforceability of the Merger Agreement or other agreement or instrument referred to herein or therein (other than this Limited Guarantee).

(b)           The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guarantee were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an Order, injunction, specific performance and other equitable relief against the relevant Guarantor from a court or authority of competent jurisdiction to prevent breaches of this Limited Guarantee and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such Order or injunction. Each Guarantor further agrees not to oppose the granting of any such Order, injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Party has an adequate remedy at law or (ii) an award of an Order, injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity. Each Guarantor irrevocably waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligations and all other notices of any kind (other than notices expressly required to be provided to Parent and Merger Sub pursuant to the Merger Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of any Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally.  Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(c)           Each Guarantor hereby unconditionally and irrevocably waives and agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of such Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in immediately available funds. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guarantee thereafter arising.

(d)           The Guaranteed Party hereby agrees that to the extent Parent or Merger Sub is relieved of all or any portion of its payment obligations under the Merger Agreement, this Limited Guarantee shall be amended promptly such that each

Guarantor shall be similarly relieved of his/her corresponding portion of obligations under this Limited Guarantee.

4.             NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.  The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent or Merger Sub or any other Persons now or hereafter liable for any Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against any Guarantor, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or Merger Sub shall not relieve any Guarantor of any liability hereunder, and shall not impair or affect the rights, remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

5.             REPRESENTATIONS AND WARRANTIES.  Each Guarantor hereby represents and warrants to the Guaranteed Party that:

(a)           such Guarantor has complete civil rights and legal capacity to execute, deliver and perform this Limited Guarantee, and the execution, delivery and performance of this Limited Guarantee do not contravene any Law or contractual restriction binding on such Guarantor or his/her assets;

(b)           all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or regulatory body is required from such Guarantor in connection with the execution, delivery or performance of this Limited Guarantee;

(c)           this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law); and

(d)           (i) such Guarantor is solvent and shall not be rendered insolvent as a result of its execution and delivery of this Limited Guarantee or the performance of its obligations hereunder, (ii) such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and (iii) all funds necessary for such Guarantor to fulfill his/her obligations under this Limited Guarantee shall be available to such Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.             NO ASSIGNMENT.  No party hereto may assign its rights, interests or obligations hereunder to any other Person (except by operation of Law) without the prior written consent of the Guaranteed Party (in the case of any assignment by any Guarantor) or the relevant Guarantor (in the case of an assignment by the Guaranteed Party of all or a portion of its rights with respect to any Guarantor or any Guarantor’s obligations hereunder); provided, however, that each Guarantor may assign all or a portion of its obligations hereunder accompanied by a guarantee in the form identical to this Limited Guarantee duly executed and delivered by the assignee, to an Affiliate of the Guarantor, with prior written consent of the Guaranteed Party; provided, further, that no such assignment shall relieve any Guarantor of any liability or obligations hereunder except to the extent actually performed or satisfied by the assignee. Any purported assignment in violation of this Limited Guarantee will be null and void.

7.             NOTICES.  All notices, requests and other communications to any party hereunder shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) to the address set forth next to such Guarantor’s name on Schedule A, or to such other address as such Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement.  All notices to the Guaranteed Party hereunder shall be given as set forth in the Merger Agreement.

8.             TERMINATION; CONTINUING GUARANTEE.  This Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantors, their respective successors and assigns until the earlier of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms under the circumstance of which Parent and Merger Sub would not be obligated to pay the Parent Termination Fee pursuant to Section 9.02(c) of the Merger Agreement, (c) all amounts payable under this Limited Guarantee (including the Obligations and the expenses and fees as set forth under Section 1(c) hereunder) have been paid in full, and (d) in the case of a termination of the Merger Agreement in a circumstance which gives rise to any obligation on the part of Parent and/or Merger Sub to make any payments of Parent Termination Fee, or performance of any Obligations or there is otherwise any outstanding Obligation at the time of such termination, the date falling 120 days after such termination (unless the Guaranteed Party has presented a written claim for payment of the Parent Termination Fee or the Obligations hereunder by such date, in which case this Limited Guarantee shall terminate upon the date that such claim is finally resolved and payment in full of any amounts required to be paid in respect of such final resolution).  If any payment or payments made by Parent, Merger Sub, any Guarantor or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Obligations or part thereof hereunder shall be revived and continued in full force and effect as if said payment or payments had not been made.

Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its controlled Affiliates asserts in any litigation or other proceeding that any provisions of this Limited Guarantee limiting each Guarantor’s liability to the Maximum Amount are illegal, invalid or unenforceable in whole or in part or that any Guarantor is liable in excess of or to a greater extent than the applicable Maximum Amount (except with respect to the expenses and costs set forth under Section 1(c)), or asserts any theory of liability against any Non-Recourse Party in each case other than the Retained Claims (as defined below), then (x) the obligations of the Guarantors under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantors have previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments and (z) neither the Guarantors nor any Non-Recourse Party shall have any liability to the Guaranteed Party with respect to the Merger Agreement and the transactions contemplated thereby or under this Limited Guarantee.

9.             NO RECOURSE.

(a)           The Guaranteed Party acknowledges and agrees that none of Parent or Merger Sub has any assets other than their respective rights under the Merger Agreement and the agreements contemplated thereby, and that no funds are expected to be contributed to Parent or Merger Sub unless and until the Effective Time.  Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person (other than the Guarantors and any of their successors and permitted assignees) has any obligations under this Limited Guarantee and that the Guaranteed Party has no right of recovery under this Limited Guarantee against, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of any of the Guarantors, Parent or Merger Sub, or any former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of any of the foregoing, excluding however any such Persons that constitute a successor or an assignee of any Guarantor, Parent or Merger Sub (each of excluded parties, a “Non-Recourse Party” and collectively, the “Non-Recourse Parties”), through Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited partnership or limited liability company) veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except in connection with or in any manner related to Parent’s and/or Merger Sub’s obligation to the Guaranteed Party under and pursuant to the terms of the Merger Agreement and, without duplication, the Guarantors’ obligation to make a cash payment to the Guaranteed Party under and pursuant to the terms of this Limited Guarantee (the “Retained Claims”).

10.          AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective.  No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.          ENTIRE AGREEMENT. This Limited Guarantee, the Merger Agreement, the Confidentiality Agreement and the Rollover and Contribution Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantors or any of their respective Affiliates on the one hand, and the Guaranteed Party or any of its Affiliates on the other hand, with respect to the subject matter hereof.

12.          GOVERNING LAW; SUBMISSION TO JURISDICTION.  This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.  Subject to the last sentence of this Section 12, any disputes, actions, and proceedings against any party or arising out of or relating to this Limited Guarantee or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Limited Guarantee) shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the HKIAC Administered Arbitration Rules in force at the relevant time and as may be amended by this Section 12 (the “HKIAC Rules”).  The place of arbitration shall be Hong Kong . The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC.  The arbitration tribunal shall have no authority to award punitive or other punitive-type damages.  The award of the arbitration tribunal shall be final and binding upon the disputing parties.  Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

13.          NO THIRD PARTY BENEFICIARIES.   Except for the rights of Non-Recourse Parties provided hereunder, this Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein.

14.          COUNTERPARTS.  This Limited Guarantee may be signed in any number of counterparts and may be executed and delivered by facsimile or email pdf format, and each counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15.          SEVERABILITY.  If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, however, that this Limited Guarantee may not be enforced against any Guarantor without giving effect to the Maximum Amount of such Guarantor or the provisions set forth in Sections 1, 8 and 9. No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.  Upon a determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

16.          HEADINGS.  Headings are used for reference purposes only and do not affect the meaning or interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantors have caused this Limited Guarantee to be executed and delivered as of the date first written above.

Wenbin Chen

/s/ Wenbin Chen

Ming Yan

/s/ Ming Yan

Ningfeng Chen

/s/ Ningfeng Chen

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

YINTECH INVESTMENT HOLDINGS LIMITED

By:	/s/ Jue Yao
Name: Jue Yao
Title: Director

[Signature Page to Limited Guarantee]

Schedule A

Guarantors	Percentage of Obligations	Pro rata Obligations (US$)
Wenbin Chen	40%	6,000,000
Ming Yan	30%	4,500,000
Ningfeng Chen	30%	4,500,000
Total	100%	15,000,000